Exhibit 4.10

EXECUTION VERSION

AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (2012-1)

AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (2012-1) dated as of May 14, 2012 (this “Amendment No. 1”) is made by and among WILMINGTON TRUST COMPANY, a Delaware trust company, not in its individual capacity but solely as Trustee (the “Class A Trustee”) under the US Airways Pass Through Trust 2012-1A (the “Class A Trust”), Trustee (the “Class B Trustee”) under the US Airways Pass Through Trust 2012-1B (the “Class B Trust”) and Trustee (the “Class C Trustee”) under the US Airways Pass Through Trust 2012-1C (the “Class C Trust”), NATIXIS S.A., a société anonyme, organized under the laws of the Republic of France, acting through its New York Branch, as Class A Liquidity Provider and as Class B Liquidity Provider (the “Liquidity Provider”), WILMINGTON TRUST COMPANY, not in its individual capacity except as expressly set forth herein but solely as Subordination Agent and Trustee and US AIRWAYS, INC., a Delaware corporation (“US Airways”).

W I T N E S S E T H:

WHEREAS, the Class A Trustee, the Class B Trustee, the Liquidity Provider and the Subordination Agent are entering into the Intercreditor Agreement (2012-1), dated as of May 14, 2012 (the “Agreement”);

WHEREAS, pursuant to each Indenture, US Airways will issue on a recourse basis a single series of Series C Equipment Notes to finance or refinance, as the case may be, the related Aircraft;

WHEREAS, US Airways will enter into a Class C Trust Agreement (the “Class C Trust Agreement”) with the Class C Trustee to establish the Class C Trust;

WHEREAS, pursuant to the Note Purchase Agreement, the Class C Trust will acquire the Series C Equipment Notes having an interest rate equal to the Stated Interest Rate applicable to the Class C Certificates to be issued by the Class C Trust;

WHEREAS, pursuant to the Class C Trust Agreement, the Class C Trust will issue a single class of Class C Certificates having the interest rate and the final distribution date described in the Class C Trust Agreement on the terms and subject to the conditions set forth therein;

WHEREAS, Section 1.2 of the Agreement provides that, upon the Class C Trustee becoming a party to the Agreement and the issuance of Class C Certificates, all references to “Class C Adjusted Interest,” “Class C Certificateholders,” “Class C Certificates,” “Class C Trust,” “Class C Trust Agreement” and “Class C Trustee” in the Agreement will have full force and effect; and

WHEREAS, the parties hereto wish to amend the Agreement to give effect to the issuance of the Series C Equipment Notes and the Class C Certificates pursuant to the Indentures and the Class C Trust;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms and phrases used and not otherwise defined herein shall for all purposes of this Amendment No. 1, including the recital of the parties and the other preceding recitals, have the respective meanings specified therefor in the Agreement.

Section 2. Amendment. Effective as of the date hereof, the Agreement shall be amended as follows:

(a) all references to “this Agreement” in the Agreement shall be deemed to refer to the Agreement as amended by this Amendment No. 1, and all references in the Agreement or in any other Operative Agreement or Financing Agreement to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment No. 1;

(b) the Class C Trustee shall be added as a party to the Agreement;

(c) Section 1.1 of the Agreement shall be amended by adding in alphabetic order within said Section the following new definition:

“Class C Underwriting Agreement” means the Underwriting Agreement dated April 30, 2012 among the Underwriters, the Depositary, US Airways and US Airways Group, Inc., relating to the purchase of the Class C Certificates by the Underwriters, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

(d) the definition of “Final Legal Distribution Date” in Section 1.1 of the Agreement shall be amended and restated in its entirety to read as follows:

“Final Legal Distribution Date” means (i) with respect to the Class A Certificates, April 1, 2026, (ii) with respect to the Class B Certificates, April 1, 2021 and (iii) with respect to the Class C Certificates, April 1, 2015.

(e) the definition of “Stated Interest Rate” in Section 1.1 of the Agreement shall be amended and restated in its entirety to read as follows:

“Stated Interest Rate” means (i) with respect to the Class A Certificates, 5.90% per annum, (ii) with respect to the Class B Certificates, 8.00% per annum and (iii) with respect to the Class C Certificates, 9.125% per annum.

(f) the definition of “Operative Agreements” in Section 1.1 of the Agreement shall be amended by adding the words “the Class C Underwriting Agreement,” after the words “the Underwriting Agreement,”.

(g) Section 9.1(d) of the Agreement shall be deleted in its entirety.

Section 3. No Other Amendments. Except as expressly provided in this Amendment No. 1, all of the terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

Section 4. Applicability of Class C Certificates. Pursuant to Section 1.2 of the Agreement, all references in the Agreement to “Class C Adjusted Interest,” “Class C Certificateholders,” “Class C Certificates,” “Class C Trust,” “Class C Trust Agreement” and “Class C Trustee” from and after the date hereof shall be fully operative and in full force and effect.

Section 5. Miscellaneous. The terms of this Amendment No. 1 shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. The terms of this Amendment No. 1 shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Intercreditor Agreement (2012-1) to be duly executed as of the day and year first above written.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee for the Class A Trust, the Class B Trust and the Class C Trust

By	/s/ Adam Vogelsong
Name: Adam Vogelsong
Title: Assistant Vice President

NATIXIS S.A., acting through its New York Branch, as Class A Liquidity Provider and Class B Liquidity Provider

By	/s/ Louis Douady
Name: Louis Douady
Title: Managing Director

By	/s/ Lily Cheung
Name: Lily Cheung
Title: Director

WILMINGTON TRUST COMPANY, not in its individual capacity except as expressly set forth herein but solely as Subordination Agent and trustee

By	/s/ Adam Vogelsong
Name: Adam Vogelsong
Title: Assistant Vice President

US AIRWAYS, INC.

By	/s/ Thomas T. Weir
Name: Thomas T. Weir
Title: Vice President and Treasurer